Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 29, 2015, in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Washington Prime Group, L.P. for the registration of $250,000,000 of 3.850% Senior Notes due 2020.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
September 14, 2015